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                                                              Exhibit 10(viii)


                           Executive Annuity Agreement

            Executive Annuity Agreement dated July 24, 1991, by and between Merrill Lynch & Co., Inc. ("ML & Co.") and Daniel P. Tully (the "Executive").

            WHEREAS, the Executive has worked for ML & Co. for an extended period and is at present President at ML & Co.; and

            WHEREAS, ML & Co. desires to establish an incentive for the Executive, based on the Executive's compensation and total period of qualifying service, to continue to serve in the above-referenced position with ML & Co., or in such other high senior executive position as the Board of Directors of ML & Co. may hereafter specify, until such time as the Executive retires from ML & Co.;

            WHEREAS, the Executive's substantial expertise and knowledge relating to the operation of the activities of ML & Co. and its affiliates is such that ML & Co. desires that the Executive not compete with ML & Co. and its affiliates in certain respects following the Executive's retirement from ML & Co.; and

            WHEREAS, in view of the foregoing ML & Co. has decided that an appropriate benefit for the Executive, conditioned on continuing executive service and non-competition after retirement, would be to provide the Executive, and the Executive's surviving spouse, if any, with a retirement annuity which supplements retirement benefits otherwise payable to the Executive and the Executive's surviving spouse; and

            WHEREAS, the Executive is willing to enter into this Agreement;

            NOW THEREFORE, in consideration of the foregoing and the Executive's further service with ML & Co. in a qualifying capacity, ML & Co. and the Executive agree as follows:

                                    SECTION 1

                                   Definitions

            In addition to the defined terms indicated above, unless otherwise required by the context for purposes of


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this Agreement, each of the following terms shall have the meaning indicated for that term:

            "Affiliate" means any subsidiary or other entity that is owned at least 50% by ML & Co. or by another such subsidiary or entity, or that is designated by ML & Co. as an Affiliate for purposes of this Agreement.

            "Agreement" means this Executive Annuity Agreement, as it may be amended from time to time.

            "Beneficiary" means the Executive's surviving spouse, if any.

            "Board" means the Board of Directors of ML & Co.

            "Committee" means the Management Development and Compensation Committee of the Board, as constituted from time to time.

            "Compensation" means the highest consecutive five calendar year average of the Executive's Eligible compensation, as defined in the Merrill Lynch & Co., Inc. Retirement Accumulation Plan, as amended from time to time, included in the Retirement Program, but without regard to the $200,000 (as indexed) limit prescribed under Internal Revenue Code Section 401(a)(17).

            "Disability" means a physical or mental impairment as a result of which the Executive is entitled to receive, or is in receipt of, long term disability benefits under the Merrill Lynch & Co., Inc. Basic Long Term Disability Plan, as amended from time to time.

            "Executive Annuity" means the annual amount determined under Section 3.

            "401(k) Savings Plan" means the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan, effective October 1, 1987, as amended from time to time.

            "Merrill Lynch" means ML & Co. and each Affiliate.

            "Metropolitan Contract" means Group Annuity Contract No. 10438 issued as of December 29, 1988


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            by Metropolitan Life Insurance Company to the Trustees of the
            Pension Plan for Employees of Merrill Lynch & Co., Inc. and Affiliates (terminated as of December 13, 1988) to provide for the payment of Pension Plan Annuities as provided therein.

            "PAYSOP" means the Payroll-Based Stock Ownership Plan for Employees of Merrill Lynch & Co., Inc. and Affiliates, as at January 1, 1983, as amended from time to time.

            "Qualifying position" means an elected office of Merrill Lynch with seniority level equal to or greater than that of an Executive Vice President of ML & Co.

            "Qualified Retirement Annuity" means an annual amount calculated as the sum of the following, payable monthly for the life of the Executive commencing as of the Retirement Date provided in Section 4:

            (a) the Pension Plan Annuity, if any, of the Executive under the provisions of the Metropolitan Contract, and

            (b) the annuitized value of the aggregate of the Executive's account balances under the Retirement Program, the 401(k) Savings Plan as adjusted to reflect only the balance thereunder allocable to employer contributions and investment experience thereon (not including any amount allocable to elective 401(k) deferrals or investment experience thereon), and the PAYSOP, such value to be calculated by dividing such aggregate by the applicable conversion factor for immediate annuities payable at or after age 55 as set forth in the table attached hereto as Appendix "A". Arithmetic interpolation (in increments of one-twelfth for each month or any part thereof, rounded up to the third decimal place) between the conversion factors for two consecutive ages shall be used to determine the conversion factor for Retirement Dates that are not coincident with or next following the Executive's birthday. Annuitized values shall be determined based


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                  upon the quarterly (in the case at the Retirement Program and
                  PAYSOP) or monthly (in the case of the 401(k) Savings Plan) valuation occurring coincident with or immediately preceding the Executive's Retirement Date or death while in Merrill Lynch employment, as applicable.

            "Retirement" means termination of the Executive's employment with Merrill Lynch while holding a Qualifying Position, except that Retirement shall not include such termination by (a) affirmative vote of a majority of the whole Board, either for or without cause, unless the Board specifically directs that such termination shall be treated as Retirement, or (b) resignation of the Executive without the approval of the Board, which shall not be unreasonably withheld.

            "Retirement Date" means the first day of any month coincident with or next following the Executive's Retirement as of which payment of the Executive Annuity to or in respect of the Executive is to commence as provided in Section 4.

            "Retirement Program" means the Merrill Lynch & Co., Inc. Retirement Accumulation Plan, effective January 1, 1969, as amended from time to time, and the Merrill Lynch & Co., Inc. Employee Stock Ownership Plan, effective July 1, 1969, as amended from time to time.

            "Service" means the aggregate number of years and months (any fractional part of a month being treated as a full month) of the Executive's employment, whether or not consecutive, up to the earliest of the Executive's 65th birthday, Retirement, or the date or termination of this Agreement, as determined for purposes of computing the amount of Company Retirement Contributions on behalf of the Executive under Article III of the Merrill Lynch & Co., Inc. Retirement Accumulation Plan, as amended from time to time, included in the Retirement Program. Service includes all periods of Disability.


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                                    SECTION 2

                                   Eligibility

            An Executive Annuity shall be payable to or in respect of the Executive only in the event of either the Retirement or death of the Executive, in either case, while holding a Qualifying Position or, if applicable, while on Disability, provided the Executive held a Qualifying Position immediately preceding such Disability.

                                    SECTION 3

                                     Amount

            Except as otherwise provided in Section 6, the amount of the Executive Annuity to or in respect of the Executive shall be an annual sum equal to 1.25% of the Executive's Compensation multiplied by the Executive's Service, reduced by the Executive's Qualified Retirement Annuity, and further reduced by
(a) 10% multiplied by the number of years and months (any fractional part of a month being treated as a full month) less than 10 years that the Executive did not hold a Qualifying Position, up to a maximum reduction of 50%, and, (b) if the Executive's Retirement Date or date of death is prior to the Executive's 60th birthday, 4% multiplied by the number of years and months (any fractional part of a month being treated as a full month) between such Retirement Date or date of death and such 60th birthday.

            The amount of an Executive Annuity as determined under this Section 3 will neither be increased by any cost of living adjustments nor reduced by any such adjustments made to the Pension Plan Annuity under the Metropolitan Contract.

                                    SECTION 4

                            Time and Forms of Payment

            One-twelfth of the Executive Annuity shall be payable monthly commencing as of the Executive's Retirement Date, which shall be at the same time and in the same form, namely, as a Life Annuity, a 50% Joint and Survivor Life Annuity, a 100% Joint and Survivor Life Annuity, or a 10-Year Certain and Life Annuity, as the Pension Plan Annuity under the Metropolitan Contract that is actually so payable to or in respect of the Executive. For purposes of


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computing an amount payable under this Agreement, the computation shall be made in all cases by applying the relevant reduction factors provided for in the Metropolitan Contract with reference to the Beneficiary, whether or not the Beneficiary is also the Executive's beneficiary, if any, under the Metropolitan Contract.

            Notwithstanding the foregoing, in the event of the death of the Executive while in Merrill Lynch employment and before Retirement, payments to the Beneficiary, if any, shall be made as if the Executive's Retirement was on the day before the Executive's death with the Executive having elected a 100% Joint and Survivor Life Annuity, computed as stated in the foregoing paragraph.

                                    SECTION 5

                                 Administration

            The Committee is authorized in its sole and absolute discretion, without limitation, to make all determinations which it deems necessary or advisable for the operation of this Agreement, to construe and interpret the Agreement, to establish such rules and to delegate such of its authority as it deems appropriate, and to perform all other acts believed reasonable and proper in connection with this Agreement.

                                    SECTION 6

                            Amendment and Termination

            ML & Co. reserves the right to amend, modify, restate, or terminate this Agreement in whole or in part, at any tine for any reason; provided, however, that no such action shall reduce the amount of the Executive Annuity determined under Section 3, based on the Executive's Compensation and Service as of the effective date of such action, but with the Qualified Retirement Annuity for purposes of the offset under Section 3 to be determined as of the Executive's Retirement Date, or otherwise deprive the Executive or Beneficiary of any entitlement to such Executive Annuity determined as of the effective date of such action.


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                                    SECTION 7

                                  Miscellaneous

7.1 Source of Payments

            The obligation of ML & Co. to pay the Executive Annuity shall be unfunded and is solely an unsecured Promise by ML & Co. All monthly payments shall be made, as and when due, from the general assets of ML & Co. ML a Co. is not obligated to, but may, in its sole and absolute discretion, make arrangements with banks or insurance companies, and establish special reserves, accounts or funds, including a "grantor trust," and may make such investments as deemed desirable, to assist in meeting its obligations under this Agreement. Any such arrangements with their underlying assets, reserves, accounts, or funds shall at all times remain general assets of ML & Co., subject to the claims of its general creditors, and neither the Executive nor the Beneficiary shall have any right, title, or interest whatsoever therein.

7.2 Non-Alienation

            No payment or right under this Agreement is subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action, shall be void and of no effect; nor are any such payments subject to seizure, attachment, execution, garnishment, or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance; nor are such payments transferable by operation of law in the event of bankruptcy, insolvency, or similar occurrence of the Executive or Beneficiary. In the event a person who is receiving or is entitled to receive payments under this Agreement attempts to assign, transfer, or dispose of such payment or right, or if an attempt is made to subject said payment or right to such process, such assignment, transfer, or disposition shall be null and void.

7.3 Forfeiture

            The Executive and the Beneficiary, in the sole discretion of the Committee, shall forfeit any right to payments under this Agreement not yet made in the event that the Executive, following Retirement, enters into any employment, consulting, or other relationship with any person or entity which the Committee determines, in its sole discretion, to be in competition with Merrill Lynch.


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Competition, for purposes of this section, means any involvement in any business in the financial services industry, including, but not limited to, investment banking, securities brokerage, securities trading, asset management, insurance, and banking.

7.4 Merger, Consolidation, Sale, or Transfer of Assets

            In the event ML & Co. is merged or consolidated with another entity, or all or substantially all of the assets of ML & Co. are sold or otherwise transferred to another entity, this Agreement shall be binding upon and inure to the benefit of the successor or transferee resulting from or of such merger, consolidation, sale, or transfer.

7.5 Agreement Not a Condition of Employment

            Nothing in this Agreement or any action taken hereunder shall be deemed or construed as giving the Executive any right to continued employment or as affecting the right of Merrill Lynch to discipline (including, without limitation, the right to discharge) the Executive at any time.

7.6 No Trust or Fiduciary Relationship Created

            Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between Merrill Lynch, the Executive, or any Beneficiary.

7.7 Application for Payments

            An application for payments under this Agreement shall be in a form acceptable to the Committee. The Committee may require any applicant to furnish the Committee with such documented evidence or information as the Committee may consider reasonably necessary or desirable.

7.8 Claims Procedure

            (a) If an application for payments under this Agreement is denied, in whole or in part, the Committee shall promptly give the applicant written notice of the denial, setting forth the specific reasons therefor. The notice shall include the following:


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                  (i)   The basis for the denial;

                  (ii) A reference to each Agreement provision on which the denial is based;

                  (iii) A description of any additional information required of the applicant; and

                  (iv) An explanation of the procedure for having a denied application reviewed under this Agreement.

            (b) The applicant may, upon receipt of a notice of a denied application, request a review of the application by the Committee. Such request shall be delivered in writing to any member of the Committee. After the Committee has reviewed the application, the final decision of the Committee shall be communicated in writing to the applicant. Such communication shall set forth the specific reasons for the decision with reference to each appropriate Agreement provision.

7.9 Payments to Incompetents

            If the Committee receives evidence satisfactory to it that the Executive or Beneficiary entitled to receive any payment under this Agreement is, at the time when such payment becomes payable, physically or mentally incompetent to receive such payment and to give a valid release therefor and that another person or institution is then maintaining or has custody of the Executive or Beneficiary, and that no guardian, committee, or other representative of the estate of the Executive or Beneficiary shall have been duly appointed, the Committee may direct payment of such payment otherwise payable to the Executive or Beneficiary to such other person or institution, and the release of such other person or institution shall be a valid and complete discharge for the payments.

7.10 Governing Law and Exclusive Venue

            This Agreement shall be construed, performed and enforced under the laws of the State of New York, without giving effect to its conflict of laws rules, except to the extent such laws are pre-empted by federal law. The venue with respect to any litigation involving the Agreement and a claimant shall lie exclusively in either (a) the Supreme


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Court of the State at New York, New York County, or (b) the United States
District Court for the Southern District of New York. By continuing in employment with Merrill Lynch after executing this Agreement, the Executive, on behalf of the Executive and the Executive's Beneficiary, hereby waives any right to a trial by jury in connection with any dispute relating to this Agreement.

            IN WITNESS WHEREOF, the Executive and ML & Co. have duly executed this Agreement.

                                        Merrill Lynch & Co., Inc.


                                        By: /s/ Patrick J. Walsh
                                           -------------------------------
                                        Name:  Patrick J. Walsh
                                        Title: Senior Vice President,
                                               Director of Human Resources


                                        Executive

                                        /s/ Daniel P. Tully
                                        --------------------------------
                                               Daniel P. Tully


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                                  APPENDIX "A"

              (See "Qualified Retirement Annuity" under Section 1)

                   CONVERSION FACTORS FOR IMMEDIATE ANNUITIES

                    UP 1984 Mortality - 8% p.a. Discount Rate

Age at birthday coincident
with or immediately preceding
Retirement Date                               Conversion Factor
-----------------------------                 -----------------
             55                                       9.955
             56                                       9.801
             57                                       9.642
             58                                       9.477
             59                                       9.308

             60                                       9.133
             61                                       8.954
             62                                       8.770
             63                                       8.582
             64                                       8.39O

             65                                       8.196
             66                                       7.999
             67                                       7.801
             68                                       7.601
             69                                       7.399

             70                                       7.192
             71                                       6.983
             72                                       6.771
             73                                       6.556
             74                                       6.339

             75                                       6.122
             76                                       5.905
             77                                       5.690
             78                                       5.476
             79                                       5.264

             80                                       5.053